Exhibit 3.6

CHIMERA INVESTMENT CORPORATION

ARTICLES OF AMENDMENT

Chimera Investment Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation (the “Department”) of Maryland that:

FIRST: The charter of the Corporation as currently in effect (the “Charter”) is hereby amended by deleting existing Section 6.1 in its entirety and adding a new Section 6.1 to read as follows:

The Corporation has authority to issue 600,000,000 shares of stock, consisting of one 500,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 100,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $6,000,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 400,000,000 shares of stock, consisting of 300,000,000 shares of Common Stock, $0.01 par value per share, and 100,000,000 shares of Preferred Stock, $0.01 par value per share (of which 6,210,000 shares were designated as 8.00% Series A Cumulative Convertible Preferred Stock, 13,800,000 shares were designated as 8.00% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock and 11,500,000 shares were designated as 7.75% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock). The aggregate par value of all authorized shares of stock having par value was $4,000,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 600,000,000 shares of stock, consisting of 500,000,000 shares of Common Stock, $0.01 par value per share, and 100,000,000 shares of Preferred Stock, $0.01 par value per share (of which 6,210,000 shares are designated as 8.00% Series A Cumulative Convertible Preferred Stock, 13,800,000 shares are designated as 8.00% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock and 11,500,000 shares are designated as 7.75% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock). The aggregate par value of all authorized shares of stock having par value is $6,000,000.

FOURTH: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law and the Charter to be made without any action by the stockholders of the Corporation.

FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by these Articles of Amendment.

SIXTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

-Signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 17th day of January, 2019.

ATTEST		CHIMERA INVESTMENT CORPORATION

By:	/s/ Philip J. Kardis II	By:	/s/ Matthew Lambaise

Name:	Philip J. Kardis II	Name:	Matthew Lambaise
Title:	Secretary	Title:	Chief Executive Officer

[Signature Page to the Articles of Amendment]